Exhibit (h)(2)(i)

September 1, 2017

State Street Bank and Trust Company

Channel Center, Mailstop CCB0502

I Iron Street

Boston, MA 02210

Attention: Brett Fernquist, Managing Director

Re: HIGHLAND FLOATING RATE OPPORTUNITIES FUND II (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as HIGHLAND FLOATING RATE OPPORTUNITIES FUND II.

In accordance with Section 18, the Additional Trusts provision, of the Master Sub-Administration Agreement dated as of January 7, 2013 by and among State Street Bank and Trust Company (the “Sub-Administrator”) and Highland Capital Management Fund Advisors, L.P. (f/k/a Pyxis Capital, L.P.) (the “Administrator”) (as amended, modified, or supplemented from time to time, the “Agreement”), by this letter the Administrator hereby requests that you act as Sub-Administrator for the new Trust under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to the Sub-Administrator, as of the date hereof, its representations and warranties set forth in Section 4(f) of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Administrator and retaining one for your records.

Also, attached for your records is a revised copy of the Schedule A to the Agreement, which reflects the above-referenced changes.

Sincerely,

HIGHLAND FLOATING RATE OPPORTUNITIES FUND II

By:	/s/ Dustin Norris
Name:	Dustin Norris
Title:	Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized
Effective Date:	September 6, 2017

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts and Funds

Highland Funds I

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Funds II

Highland Energy MLP Fund

Highland Floating Rate Opportunities Fund II